Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

NOVATEL WIRELESS, INC.

WARRANT TO PURCHASE COMMON STOCK

Warrant No.: 1

Date of Issuance: September 8, 2014 (“Issuance Date”)

Novatel Wireless, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HC2 Holdings 2, Inc., a Delaware corporation, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrant to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date that is six (6) months following the Issuance Date (the “Exercisability Date”), but not after 11:59 p.m., New York time, on the date that is the five year anniversary of the Issuance Date (the “Expiration Date”), 4,117,647 fully paid and nonassessable shares of Common Stock (as defined below) (subject to adjustment as provided herein, the “Warrant Shares”). Except as otherwise defined herein, capitalized terms used in this Warrant shall have the meanings set forth in Section 15. This Warrant has been issued pursuant to the terms of that certain Purchase Agreement (as amended from time to time, the “Purchase Agreement”), dated as of September 3, 2014, by and among the Company and the investors party thereto.

1. Exercise of Warrant.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Exercisability Date (but in no event after 11:59 p.m., New York time, on the Expiration Date), in whole or in part (but not as to fractional shares), by (i) delivery of a written notice, in the form attached hereto as Exhibit A, appropriately completed and duly signed (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) if the Holder is not electing a Cashless Exercise (as defined below) pursuant to Section 1(b) of this Warrant, payment to the Company of an amount equal to the Exercise Price then in effect multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds (the items under (i) and (ii) above, the “Exercise Delivery Documents”). Upon receipt of the Exercise Delivery Documents, the Company shall promptly issue and deliver, or cause to be issued and delivered, to the Holder a certificate for the Warrant Shares issuable upon such exercise. The Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised as of the date on which the Holder shall have delivered the Exercise Delivery Documents to the Company. If this Warrant is exercised such that the number of Warrant Shares being acquired upon such exercise is less than the number of Warrant Shares represented by this Warrant, then the Company shall as soon as practicable after any such submission, issue a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant has been exercised. The Company shall pay any and all taxes and other expenses of the Company (including overnight delivery charges) that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant.

(b) Cashless Exercise. Notwithstanding anything contained herein to the contrary, from and after the Exercisability Date, if a registration statement covering the Warrant Shares that are the subject of the Exercise Notice, or an exemption from registration, is not available for the resale of such Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number	=	A (B -C)
B

For purposes of the foregoing formula:

“A” equals the total number of shares with respect to which this Warrant is then being exercised;

“B” equals the arithmetic average of the Closing Sale Prices of the shares of Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice; and

“C” equals the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(c) Rule 144. For purposes of Rule 144(d) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as in effect on the date hereof, assuming the Holder is not an affiliate of the Company, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement.

(d) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.

(e) Limitations on Exercise; Beneficial Ownership.

(i) Prior to receipt of the Stockholder Approval (as defined in the Company’s Certificate of Designations of Series C Convertible Preferred Stock, as amended from time to time), the Holder shall not have the right to exercise any portion of this Warrant, pursuant to this Section 1 or otherwise, to the extent that (A) the Company does not have a sufficient number of authorized but unissued shares of Common Stock to permit such exercise or (B) after giving effect to such exercise, the Holder (together with the Holder’s affiliates and any other Persons acting as a group together with the

Holder or any of the Holder’s affiliates) would beneficially own in excess of 19.999% of the number of outstanding shares of Common Stock (the “19.999% Ownership Limitation”).

(ii) For purposes of this Section 1(e), the number of shares of Common Stock beneficially owned by a Holder and its affiliates (and any other Persons acting as a group together with a Holder or any of such Holder’s affiliates) shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by such Holder or any of its affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s affiliates) and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company exercisable for or convertible into Common Stock that are subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s affiliates). Except as set forth in the preceding sentence, for purposes of this Section 1(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith.

(iii) For purposes of this Section 1(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall, within three (3) Trading Days, confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Holder or its affiliates (and any other Persons acting as a group together with such Holder or any of such Holder’s affiliates) since the date as of which such number of outstanding shares of Common Stock was reported.

(iv) To the extent that the 19.999% Ownership Limitation contained in this Section 1(e) applies, the determination of whether this Warrant is exercisable in whole or in part (in relation to other securities owned by such Holder (together with its affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s affiliates)) and of which portion of this Warrant is exercisable shall be in the sole discretion of such Holder, and the submission of an Exercise Notice with respect to this Warrant shall be deemed to be such Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder (together with any of its affiliates and any other Persons acting as a group together with such Holder or any of such Holder’s affiliates)) and of which portion of this Warrant is exercisable and the Company shall not have any obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

2. Adjustment of Exercise Price and Number of Warrant Shares. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Voluntary Adjustment by the Company. The Company may, at any time following the Stockholder Approval, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company (the “Board”).

(b) Adjustment upon Subdivision or Combination of Common Stock. If the Company, at any time while this Warrant is outstanding, subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased (e.g., a 2:1 Common Stock split shall result in a decrease in the Exercise Price by one-half (1/2) and an increase in the number of Warrant Shares by a multiple of 2, taking into account all prior adjustment made thereto under this Section 2(b)). If the Company at any time on or after the Issuance Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased (e.g., a 1:2 Common Stock combination shall result in an increase in the Exercise Price by a multiple of 2 and a decrease in the number of Warrant Shares by one-half (1/2), taking into account all prior adjustments made thereto under this Section 2(b)). Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(c) Adjustment upon Certain Dilutive Issuances. If the Company, at any time while this Warrant is outstanding, issues Additional Common Stock (including Additional Common Stock deemed to be issued pursuant to Section 2(c)(i)-(iii) below) without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale or deemed issuance or sale, then and in such event the Exercise Price shall be reduced, concurrently with such issue, to an Exercise Price (calculated to the nearest cent) determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale or deemed issuance or sale by a fraction, the numerator of which shall be the number of Common Stock Equivalents outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Additional Common Stock so issued would purchase at such Exercise Price; and the denominator of which shall be the number of Common Stock Equivalents outstanding immediately prior to such issue plus the number of shares of Additional Common Stock so issued; provided that no such adjustment pursuant to this Section 2(c) will decrease the Exercise Price below the Closing Sale Price on the Trading Day immediately preceding the Issuance Date. For purposes of determining the adjusted Exercise Price under this Section 2(c), the following shall be applicable:

(i) Issuance of Options. If the Company, at any time while this Warrant is outstanding, grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Exercise Price in effect immediately prior to such grant, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(c)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company, at any time while this Warrant is outstanding, issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Exercise Price in effect immediately prior to such issuance or sale, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(c)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Exercise Price has been or is to be made pursuant to other provisions of this Section 2(c), no further adjustment of the Exercise Price or number of Warrant Shares shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(c)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(c)(iii) shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the Warrant Shares. On the termination of any Option for which any adjustment was made pursuant to this Section 2(c) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to this Section 2(c) (including, without limitation, upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Exercise Price then in effect hereunder shall forthwith be changed to the Exercise Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(iv) Calculation of Consideration Received. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the gross amount received by the Company therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the Fair Market Value of such consideration as determined in good faith by the Board. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be; provided, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Exercise Price shall be adjusted pursuant to this Section 2(c) to reflect the actual payment of such dividend or distribution.

(d) Special Distributions. In case the Company shall declare a dividend or make any other distribution (excluding dividends of its Common Stock and other dividends or distributions referred to in Section 2(b) or (c)), including, without limitation, in cash, in property or assets, to holders of Common Stock (a “Special Distribution”), then the Board shall set aside the amount of such dividend or distribution that the Holder would have been entitled to receive had it exercised the Warrant prior to the record date for such dividend or distribution. Upon the exercise of the Warrant, the Holder or the Holder’s subsequent permitted transferee(s) shall be entitled to receive such dividend or distribution that the Holder would have received had the Warrant been exercised immediately prior to the record date for such dividend or distribution. When a Special Distribution is made, the Company shall promptly notify the Holder of such event and of the dividend or other distribution that such Holder is entitled to receive upon exercise of the Warrant.

(e) Notice of Any Adjustment. When any adjustment is required to be made in the number or kind of Warrant Shares or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Warrant Shares or other securities or property thereafter purchasable upon exercise of the Warrant and the Exercise Price thereof.

3. Investor Rights Agreement. Concurrent with the execution and delivery of this Warrant, the Company and the Holder shall enter into the Investors’ Rights Agreement (as defined in the Purchase Agreement), and the Holder shall be entitled to all of the rights and subject to all of the obligations under such Investors’ Rights Agreement. The Warrant Shares shall be deemed “Registrable Securities,” as defined in the Investors’ Rights Agreement.

4. Fundamental Transactions. This Warrant, without any action of the Holder thereof, immediately upon the consummation of any Fundamental Transaction that occurs while this Warrant is outstanding shall be converted into the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if the Holder had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”), net of the

Exercise Price in effect immediately prior to the occurrence of such Fundamental Transaction. If the holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon automatic exercise of this Warrant.

5. Covenants of the Company

(a) No Impairment. The Company hereby covenants and agrees that the Company will not, by amendment of its Amended and Restated Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith comply with all the provisions of this Warrant and take all actions consistent with effectuating the purposes of this Warrant.

(b) Warrant Shares. The Company hereby covenants and agrees that all Warrant Shares that may be issued upon the valid exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof (including payment of the Exercise Price), be validly issued, fully paid and nonassessable, and free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents (as defined in the Purchase Agreement) or imposed by applicable securities laws and except for those created by the Holder. If at any time following the Exercisability Date and prior to the Expiration Date the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will use commercially reasonable best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock in the amount of any such deficiency.

6. Warrant Holder Not Deemed a Stockholder. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the valid exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7. Reissuance of Warrants.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company and deliver the completed and executed Assignment Form, in the form attached hereto as Exhibit B, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred; provided, however, that no Warrants for fractional shares of Common Stock shall be transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be substantially similar to this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant, which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8. Notices. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9.5 of the Purchase Agreement.

9. Amendment and Waiver. No failure or delay on the part of the Company or the Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders. Any such amendment shall apply to all Warrants and be binding upon all registered holders of such Warrants.

10. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE HOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY

IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

11. Construction; Headings. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

12. Dispute Resolution. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or e-mail within three (3) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or e-mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder, which approval shall not be unreasonably withheld, or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than twenty (20) Business Days from the time it receives the disputed determinations or calculations. The prevailing party in any dispute resolved pursuant to this Section 12 shall be entitled to the full amount of all reasonable expenses, including all costs and fees paid or incurred in good faith, in relation to the resolution of such dispute. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

13. Remedies. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.

14. Transfer. Subject to applicable laws, this Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

15. Certain Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Additional Common Stock” shall mean all Common Stock issued (or, pursuant to Section 2(c)(i)-(iii), deemed to be issued) by the Company after the Issuance Date, other than Excluded Securities.

(b) “Bloomberg” means Bloomberg Financial Markets.

(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to remain closed.

(d) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the Fair Market Value as mutually determined by the Company and the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(e) “Common Stock” means (i) the Company’s shares of Common Stock, par value $0.001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(f) “Common Stock Equivalents” means shares of Common Stock, Warrants and any other securities exchangeable for or convertible into, or entitling the holder thereof to receive directly or indirectly, shares of Common Stock.

(g) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(h) “Exercise Price” means $2.26 per share, subject to adjustment as provided herein.

(i) “Excluded Securities” means: (i) capital stock, Convertible Securities, restricted stock units, Options or Common Stock Equivalents issued to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company pursuant to any existing or future stock option, restricted stock, stock purchase or other equity compensation plan or arrangement, including without limitation, employee inducement awards and deferred compensation arrangements, duly adopted for such purpose, by a majority of the non-employee members of the Board or a majority of the members of a committee of non-employee directors established for such purpose, and the issuance of Common Stock in respect of such Convertible Securities, restricted stock units, Options or Common Stock Equivalents; (ii) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities that were issued and outstanding on the date immediately preceding the Issuance Date, provided such securities are not amended after the Issuance Date to increase the number of shares of Common Stock issuable thereunder or to lower the exercise or conversion price thereof; (iii) securities issued pursuant to the Purchase Agreement and securities issued upon the exercise or conversion of those securities; (iv) securities issued (including Options and Convertible Securities) in connection with or pursuant to any shareholder rights agreement as may be entered into from time to time by the Company to implement a so-called poison pill as the same may be amended, supplemented or modified (or the filing of a registration statement by the Company in connection therewith); (v) securities issued (A) pursuant to acquisitions of businesses, entities, rights or other assets, (B) in connection with strategic transactions, including joint ventures, manufacturing, marketing or distribution arrangements or technology license, transfer or development arrangements, and (C) pursuant to any equipment leasing or loan arrangement, credit financing or debt financing (and the issuance of Common Stock upon the exercise of such securities, if applicable), in each case, approved by the Board and not primarily for the purpose of raising capital, as determined in good faith by the Board; (vi) securities issued to vendors, consultants and service providers of the Company as compensation or to settle bona fide trade liabilities; and (vii) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of

Common Stock (but only to the extent that such a dividend, split or distribution results in an adjustment in the Exercise Price and/or number of Warrant Shares, as applicable, pursuant to Section 2 of this Warrant) and (viii) securities with an aggregate consideration payable to the Company of less than $2,000,000 in any twelve month period.

(j) “Fair Market Value” shall mean the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm’s length transaction.

(k) “Fundamental Transaction” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the Issuance Date by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or voting equity interests in the Company; (ii) a merger or consolidation of the Company or a sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least half of the voting rights or voting equity interests in the surviving entity or acquirer of such assets; (iii) a recapitalization, reorganization or other transaction involving the Company that constitutes or results in a transfer of more than one-half of the voting rights or voting equity interests in the Company; (iv) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company; or (v) the completion of any tender offer or exchange offer (whether by the Company or another Person) pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property.

(l) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(m) “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

(n) “Principal Market” means The NASDAQ Global Select Market.

(o) “Required Holders” means, as of any date, the holders of at least a majority of the Warrants outstanding as of such date.

(p) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

NOVATEL WIRELESS, INC.

By:	/s/ Alex Mashinsky
Name: Alex Mashinsky
Title: Interim Chief Executive Officer

[SIGNATURE PAGE TO NOVATEL WIRELESS, INC. WARRANT]

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

NOVATEL WIRELESS, INC.

Complete and deliver this Exercise Notice to:

Novatel Wireless, Inc.

9645 Scranton Road

San Diego, California 92121

Attention: Chief Financial Officer

With a copy to:

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, California 92121

Attention: Carl Sanchez and Teri O’Brien

The undersigned holder hereby exercises the right to purchase              of the shares of Common Stock (“Warrant Shares”) of Novatel Wireless, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

             a “Cash Exercise” with respect to              Warrant Shares; and/or

             a “Cashless Exercise” with respect to              Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $             to the Company in accordance with the terms of the Warrant.

3. Accredited Investor. At the time such holder was offered the Warrant, it was, and on the date hereof, and on each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such holder is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended.

4. Delivery of Warrant Shares. The undersigned requests that the certificates for the Warrant Shares be issued in the name of and delivered to the following DWAC Account Numbers or by physical delivery of a certificate to:                                         .

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Date: ,

Name of Registered Holder

By:
Name:
Title:

Acknowledgment of confirmation of receipt of the Exercise Delivery Documents to be sent to Registered Holder to the following:

☐ E-mail:	☐ Fax:

EXHIBIT B

ASSIGNMENT FORM

NOVATEL WIRELESS, INC.

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:

(Please Print)

Address:

(Please Print)

Dated:                 ,

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

B-1